UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	January 28, 2009

Allied Capital Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Maryland	0-22832	52-1081052
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1919 Pennsylvania Avenue, N.W., Washington, District of Columbia		20006
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	202 721-6100

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01 Other Events.

On January 28, 2009, Allied Capital Corporation (the "Company") announced that it has re-opened discussions with the lenders under its revolving credit facility and the holders of its outstanding private notes. Based on current estimates of asset values as of December 31, 2008, the Company believes its asset coverage ratio will be less than the 200% that is required under the revolving credit facility and the private notes. The Company plans to seek relief under the relevant terms of both the credit facility and the private notes.

Under the current terms of the revolving credit facility and the four separate issues of private notes, failure of the Company to satisfy the minimum 200% asset coverage ratio would constitute an event of default. In addition, if the Company does not maintain a minimum 200% asset coverage ratio, it would be precluded from declaring dividends or other distributions to its shareholders.

Under the Investment Company Act of 1940 and the covenants applicable to the Company's outstanding public notes, failure to maintain a minimum 200% asset coverage ratio would result in the Company being unable to incur additional indebtedness.

The Company also announced that it did not expect that it would be able to complete the process of granting a first priority lien on its assets under the revolving credit facility and the private notes by January 30, 2009. The lenders under the Company’s revolving credit facility and the holders of the Company’s outstanding notes have granted the Company an extension until February 6, 2009 (subject to further extension). Absent further extension from the lenders and noteholders, not completing the process by February 6, 2009 would result in an event of default.

An event of default under the Company's revolving credit facility and its outstanding private notes could have a material adverse impact on the Company's liquidity, financial condition or results of operations.

The Company issued a press release on January 28, 2009, a copy of which is attached hereto as Exhibit 99.1.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Allied Capital Corporation

February 2, 2009	By:	Penni F. Roll

Name: Penni F. Roll
Title: Chief Financial Officer

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Exhibit Index

Exhibit No.	Description

99.1	Press release dated January 28, 2009